UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2006

DIVERSA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29173	22-3297375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4955 Directors Place, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 526-5000

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated With Exit or Disposal Activities

On January 5, 2006, Diversa Corporation (the “Company”) issued a press release announcing that it will reorganize to focus the Company’s resources on advancing its most promising product candidates and enhancing its marketing and sales operations.   The Company’s Board of Directors approved the reorganization plan on January 4, 2006.   In connection with this reorganization, the Company has reduced its workforce by approximately 85 employees, and will consolidate the Company’s facilities.   This headcount reduction is anticipated to result in approximately $2.5 million in severance-related costs in the first quarter of 2006.   The Company anticipates additional charges in the first quarter of 2006 related to the consolidation the Company’s facilities, but the amounts of such charges are not known at this time.   The Company expects the reorganization to be complete by the end of the first quarter of 2006.   The Company will file an amended report on Form 8-K as soon as estimates for such amounts and expenditures are determined, including estimates for the total amount expected to be incurred in connection with each major cost, the total amount expected to be incurred in connection with the reorganization, and the amount of such charges that will result in future cash expenditures.

Item 2.06    Material Impairments

In connection with the reorganization described above, the Company may recognize a material charge for impairment to certain of its assets.   The exact amount and timing of these charges, if any, is pending a complete review and valuation of the Company’s tangible assets that may no longer be utilized and intangible assets that are not essential to the Company’s current focus.   These intangible assets resulted primarily from the Company’s acquisition in 2003 of assets from the Torrey Mesa Research Institute (“TMRI”).   The Company has engaged a third party to complete an independent valuation of these intangible assets, which have a current book value of approximately $40.0 million, to determine what impairment, if any, results from the reorganization.   If a determination is made that a material impairment to such assets has occurred, the Company expects that any such impairment will be recorded in the fourth quarter of 2005, or the first quarter of 2006.   The Company will file an amended report on Form 8-K as soon as such amounts are determined, including the date that the Company determined a material charge is required, the assets impaired, support for the conclusion that the charge is required, and estimates of the amount of impairment charge.   The Company does not expect that any impairment charge will result in future cash expenditures.

Item 8.01    Other Events

On January 5, 2006, the Company issued a press release announcing the reorganization described above. The full text of that press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

99.1     Press Release dated January 5, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVERSA CORPORATION

Date: January 9, 2006	By:	/s/ Anthony E. Altig

Anthony E. Altig Senior Vice President, Finance and Chief Financial Officer